UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

 NightHawk Radiology Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	c/o Virtual Radiologic Corporation 11995 Singletree Lane, Suite 500 Eden Prairie, MN 55344 (952) 595-1100	87-0722777
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices)	(I.R.S. Employer Identification Number)

NIGHTHAWK RADIOLOGY HOLDINGS, INC. 2006 EQUITY INCENTIVE PLAN
 (Full Title of the Plan)

Robert C. Kill
President and Chief Executive Officer
Virtual Radiologic Corporation
11995 Singletree Lane, Suite 500
Eden Prairie, MN 55344
 (Name and address of agent for service)

(952) 595-1100
(Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF COMMON STOCK

A Registration Statement on Form S-8 (Commission File No. 333-153499) was filed by NightHawk Radiology Holdings, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on September 16, 2008 (the “2008 Registration Statement”), covering the registration of 909,370 shares authorized for issuance under the Company’s 2006 Equity Incentive Plan.

On December 22, 2010, pursuant to the terms of the Agreement and Plan of Merger, dated as of September 26, 2010, by and among the Registrant, Virtual Radiologic Corporation and Eagle Merger Sub Corporation, a wholly-owned subsidiary of Virtual Radiologic Corporation, Eagle Merger Sub Corporation merged with and into the Registrant, and the Registrant became a wholly-owned subsidiary of Virtual Radiologic Corporation (the “Merger”). As a result of the Merger, the offering pursuant to the Registration Statement has been terminated.  In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Common Stock registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration the Common Stock registered but unsold under the 2008 Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Eden Prairie, State of Minnesota, on the 22nd day of December, 2010.

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

By:	/s/ Robert C. Kill
Name:	Robert C. Kill
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Robert C. Kill	President	December 22, 2010
Robert C. Kill

/s/ Michael J. Kolar	Secretary & Treasurer	December 22, 2010
Michael J. Kolar

/s/ Robert C. Kill	Director	December 22, 2010
Robert C. Kill

/s/ Michael J. Kolar	Director	December 22, 2010
Michael J. Kolar